EXHIBIT 3.2

ARTICLES OF AMENDMENT
OF
OAKWOOD HOMES CORPORATION

     Pursuant to §55-10-06 and §55-14A-01 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation.

5.	The name of the corporation is Oakwood Homes Corporation.

6.	The following amendments to the Restated Articles of Incorporation of the Corporation were duly adopted on April 19, 2004:

The Restated Articles of Incorporation of the Corporation, as heretofore amended, are further amended by restating Article 1 in its entirety as follows:

“The name of the Corporation is Reorganized Sale OKWD, Inc.”

7.	The amendment provides for no exchange, reclassification or cancellation of issued shares.

8.	The amendment was approved in accordance with §55-14A-01 and as otherwise required by Chapter 55 of the North Carolina General Statutes.

This the 20th day of April, 2004

OAKWOOD HOMES CORPORATION

	By:	/s/ Richard M. Hutson, II

Richard M. Hutson, II
Authorized Officer